Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

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(Form Type)

SNOW LAKE RESOURCES LTD.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	Rule 457(c)	3,000,000 (3)	$7.19	$21,570,000	$0.0000927	$1,999.54
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$21,570,000		$1,999.54
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,999.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Common Shares registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($7.32) and low ($7.05) sales prices of the registrant’s Common Shares as reported on the Nasdaq Capital Market on March 28, 2022.

(3)	All 3,000,000 Common Shares are to be offered by the selling shareholder named herein.